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                                                                      Exhibit 12

                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (Amounts in thousands except ratio)
                                  (Unaudited)



                                                         Three  Months Ended
                                                            March 31, 2000
                                                         -------------------
Earnings:
 Income before income taxes                                          $21,280
 Adjustments:
 Net interest expense (1)                                             20,905
 Amortization of capitalized interest                                  1,591
 Portion of rental expense representative of interest                    516
 Undistributed loss of affiliate                                      (8,104)
 Minority interest                                                    25,140
                                                                     -------
                                                                     $61,328
                                                                     =======

Fixed Charges:
 Net interest expense (1)                                            $20,905
 Capitalized interest                                                    463
 Portion of rental expense representative of interest                    516
                                                                     -------
                                                                     $21,884
                                                                     =======

Ratio of earnings to fixed charges                                       2.8
                                                                     =======


(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.